WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.




  STATEMENT OF ADDITIONAL INFORMATION

   The date of this Statement of Additional Information is May 1, 2001.

         T. ROWE PRICE EQUITY SERIES, INC. (the "Corporation")
                  T. Rowe Price Equity Index 500 Portfolio (the "fund")
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   Mailing Address: T. Rowe Price Investment Services, Inc. 100 East Pratt
   Street Baltimore, Maryland 21202 1-800-638-5660


   Shares of the fund are designed to be offered to insurance company separate accounts established for the purpose of funding variable annuity contracts.
   They may also be offered to insurance company separate accounts established for the purpose of funding variable life contracts. Variable annuity and variable life contract holders or participants are not the shareholders of the fund. Rather, the separate account of the insurance company is the shareholder. The variable annuity and variable life contracts are described in separate prospectuses issued by the insurance companies. The fund assumes no responsibility for any insurance company prospectuses or variable annuity or variable life contracts.

   This Statement of Additional Information is not a prospectus but should be read in conjunction with the appropriate fund prospectus dated May 1, 2001, which may be obtained from T. Rowe Price Investment Services, Inc.
   ("Investment Services").

                                                                  SAI-EXP 5/1/01




                              TABLE OF CONTENTS
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                             Page                                        Page
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Capital Stock                   2       Investment Restrictions            12
                                5
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Code of Ethics                  1       Legal Counsel                      26
                                9
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Custodian                      18       Management of the Fund             14

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Distributor for the Fund       18       Net Asset Value Per Share          22

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Dividends and Distributions    23       Portfolio Management Practices      5

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Federal Registration of         2       Portfolio Transactions             19
Shares                          6
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Independent Accountants        26       Pricing of Securities              22

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Investment Management          17       Principal Holders of Securities    17
Services
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Investment Objectives and       2       Risk Factors                        2
Policies
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Investment Performance          2       Tax Status                         23
                                4
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Investment Program              3

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 INVESTMENT OBJECTIVES AND POLICIES
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   The following information supplements the discussion of the fund's investment objectives and policies discussed in the fund's prospectus.


   Shareholder approval is required to substantively change fund objectives.
   Unless otherwise specified, the investment programs and restrictions of the fund are not fundamental policies. The fund's operating policies are subject to change by its Board of Directors without shareholder approval. However, shareholders will be notified of a material change in an operating policy.
   The fund's fundamental policies may not be changed without the approval of at least a majority of the outstanding shares of the fund or, if it is less, 67% of the shares represented at a meeting of shareholders at which the holders of 50% or more of the shares are represented. References to the following are as indicated:

                  Investment Company Act of 1940 ("1940 Act")
                  Securities and Exchange Commission ("SEC")
                  T. Rowe Price Associates, Inc. ("T. Rowe Price")
                  Moody's Investors Service, Inc. ("Moody's")
                  Standard & Poor's Corporation ("S&P")
                  Internal Revenue Code of 1986 ("Code")
                  T. Rowe Price International, Inc. ("T. Rowe Price
   International")



 RISK FACTORS
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   Reference is also made to the sections entitled "Types of Securities" and
   "Portfolio Management Practices" for discussions of the risks associated with the investments and practices described therein as they apply to the fund.

   Because of its investment policy, the fund may or may not be suitable or appropriate for all investors. The fund is not a money market fund and is not an appropriate investment for those whose primary objective is principal stability. The fund will normally have substantially all of its assets in equity securities (e.g., common stocks). This portion of the fund's assets will be subject to all of the risks of investing in the stock market.


                                       2



   There is risk in every investment. The value of the portfolio securities of the fund will fluctuate based upon market conditions. Although the fund seeks to reduce risk by investing in a diversified portfolio, such diversification does not eliminate all risk. There can, of course, be no assurance that the fund will achieve its investment objective.



 INVESTMENT PROGRAM
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                               Types of Securities

   Set forth below is additional information about certain of the investments described in the fund's prospectus.


                               Hybrid Instruments


   Hybrid instruments (a type of potentially high-risk derivative) have been developed and combine the elements of futures contracts or options with those of debt, preferred equity, or a depository instrument (hereinafter "hybrid instruments"). Generally, a hybrid instrument will be a debt security, preferred stock, depository share, trust certificate, certificate of deposit, or other evidence of indebtedness on which a portion of or all interest payments, and/or the principal or stated amount payable at maturity, redemption, or retirement, is determined by reference to prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles, or commodities (collectively "underlying assets") or by another objective index, economic factor, or other measure, such as interest rates, currency exchange rates, commodity indices, and securities indices (collectively "benchmarks"). Thus, hybrid instruments may take a variety of forms, including, but not limited to, debt instruments with interest or principal payments or redemption terms determined by reference to the value of a currency or commodity or securities index at a future point in time, preferred stock with dividend rates determined by reference to the value of a currency, or convertible securities with the conversion terms related to a particular commodity.

   Hybrid instruments can be an efficient means of creating exposure to a particular market, or segment of a market, with the objective of enhancing total return. For example, a fund may wish to take advantage of expected declines in interest rates in several European countries, but avoid the transaction costs associated with buying and currency-hedging the foreign bond positions. One solution would be to purchase a U.S. dollar-denominated hybrid instrument whose redemption price is linked to the average three-year interest rate in a designated group of countries. The redemption price formula would provide for payoffs of greater than par if the average interest rate was lower than a specified level, and payoffs of less than par if rates were above the specified level. Furthermore, the fund could limit the downside risk of the security by establishing a minimum redemption price so that the principal paid at maturity could not be below a predetermined minimum level if interest rates were to rise significantly. The purpose of this arrangement, known as a structured security with an embedded put option, would be to give the fund the desired European bond exposure while avoiding currency risk, limiting downside market risk, and lowering transactions costs. Of course, there is no guarantee that the strategy will be successful, and the fund could lose money if, for example, interest rates do not move as anticipated or credit problems develop with the issuer of the hybrid instruments.

   The risks of investing in hybrid instruments reflect a combination of the risks of investing in securities, options, futures, and currencies. Thus, an investment in a hybrid instrument may entail significant risks that are not associated with a similar investment in a traditional debt instrument that has a fixed principal amount, is denominated in U.S. dollars, or bears interest either at a fixed rate or a floating rate determined by reference to a common, nationally published benchmark. The risks of a particular hybrid instrument will, of course, depend upon the terms of the instrument, but may include, without limitation, the possibility of significant changes in the benchmarks or the prices of underlying assets to which the instrument is linked. Such risks generally depend upon factors which are unrelated to the operations or credit quality of the issuer of the hybrid instrument and which may not be readily foreseen by the purchaser, such as economic and political events, the supply and demand for the underlying assets, and interest rate movements. In recent years, various


                                       3




   benchmarks and prices for underlying assets have been highly volatile, and such volatility may be expected in the future. Reference is also made to the discussion of futures, options, and forward contracts herein for a discussion of the risks associated with such investments.

   Hybrid instruments are potentially more volatile and carry greater market risks than traditional debt instruments. Depending on the structure of the particular hybrid instrument, changes in a benchmark may be magnified by the terms of the hybrid instrument and have an even more dramatic and substantial effect upon the value of the hybrid instrument. Also, the prices of the hybrid instrument and the benchmark or underlying asset may not move in the same direction or at the same time.

   Hybrid instruments may bear interest or pay preferred dividends at below market (or even relatively nominal) rates. Alternatively, hybrid instruments may bear interest at above market rates but bear an increased risk of principal loss (or gain). The latter scenario may result if "leverage" is used to structure the hybrid instrument. Leverage risk occurs when the hybrid instrument is structured so that a given change in a benchmark or underlying asset is multiplied to produce a greater value change in the hybrid instrument, thereby magnifying the risk of loss as well as the potential for gain.

   Hybrid instruments may also carry liquidity risk since the instruments are often "customized" to meet the portfolio needs of a particular investor, and therefore, the number of investors that are willing and able to buy such instruments in the secondary market may be smaller than that for more traditional debt securities. In addition, because the purchase and sale of hybrid instruments could take place in an over-the-counter market without the guarantee of a central clearing organization or in a transaction between the fund and the issuer of the hybrid instrument, the creditworthiness of the counterparty or issuer of the hybrid instrument would be an additional risk factor which the fund would have to consider and monitor. Hybrid instruments also may not be subject to regulation of the Commodities Futures Trading
   Commission ("CFTC"), which generally regulates the trading of commodity futures by U.S. persons, the SEC, which regulates the offer and sale of securities by and to U.S. persons, or any other governmental regulatory authority.

   The various risks discussed above, particularly the market risk of such instruments, may in turn cause significant fluctuations in the net asset value of the fund. Accordingly, the fund will limit its investments in hybrid instruments to 10% of total assets. However, because of their volatility, it is possible that the fund's investment in hybrid instruments will account for more than 10% of the fund's return (positive or negative).


                        Illiquid or Restricted Securities

   Restricted securities may be sold only in privately negotiated transactions or in a public offering with respect to which a registration statement is in effect under the Securities Act of 1933 (the "1933 Act"). Where registration is required, the fund may be obligated to pay all or part of the registration expenses, and a considerable period may elapse between the time of the decision to sell and the time the fund may be permitted to sell a security under an effective registration statement. If, during such a period, adverse market conditions were to develop, the fund might obtain a less favorable price than prevailed when it decided to sell. Restricted securities will be priced at fair value as determined in accordance with procedures prescribed by the fund's Board of Directors. If, through the appreciation of illiquid securities or the depreciation of liquid securities, the fund should be in a position where more than 15% of the value of its net assets is invested in illiquid assets, including restricted securities, the fund will take appropriate steps to protect liquidity.

   Notwithstanding the above, the fund may purchase securities which, while privately placed, are eligible for purchase and sale under Rule 144A under the 1933 Act. This rule permits certain qualified institutional buyers, such as the fund, to trade in privately placed securities even though such securities are not registered under the 1933 Act. T. Rowe Price, under the supervision of the fund's Board of Directors, will consider whether securities purchased under Rule 144A are illiquid and thus subject to the fund's restriction of investing no more than 15% of its net assets in illiquid securities. A determination of whether a Rule 144A security is liquid or not is a question of fact. In making this determination, T. Rowe
   Price will consider the trading markets for the specific security taking into account the unregistered nature of a Rule 144A security. In addition, T. Rowe
   Price could consider the following: (1) frequency of trades and quotes; (2) number of dealers and potential purchases; (3) dealer undertakings to make a market; and (4) the nature of the security


                                       4



   and of marketplace trades (e.g., the time needed to dispose of the security, the method of soliciting offers, and the mechanics of transfer). The liquidity of Rule 144A securities would be monitored and, if as a result of changed conditions it is determined that a Rule 144A security is no longer liquid, the fund's holdings of illiquid securities would be reviewed to determine what, if any, steps are required to assure that the fund does not invest more than 15% of its net assets in illiquid securities. Investing in Rule 144A securities could have the effect of increasing the amount of the fund's assets invested in illiquid securities if qualified institutional buyers are unwilling to purchase such securities.


                                    Warrants

   The fund may acquire warrants. Warrants can be highly volatile and have no voting rights, pay no dividends, and have no rights with respect to the assets of the corporation issuing them. Warrants basically are options to purchase securities at a specific price valid for a specific period of time.
   They do not represent ownership of the securities, but only the right to buy them. Warrants differ from call options in that warrants are issued by the issuer of the security which may be purchased on their exercise, whereas call options may be written or issued by anyone. The prices of warrants do not necessarily move parallel to the prices of the underlying securities.



 PORTFOLIO MANAGEMENT PRACTICES
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                         Lending of Portfolio Securities

   Securities loans are made to broker-dealers, institutional investors, or other persons, pursuant to agreements requiring that the loans be continuously secured by collateral at least equal at all times to the value of the securities lent, marked to market on a daily basis. The collateral received will consist of cash, U.S. government securities, letters of credit, or such other collateral as may be permitted under its investment program.
   While the securities are being lent, the fund will continue to receive the equivalent of the interest or dividends paid by the issuer on the securities, as well as interest on the investment of the collateral or a fee from the borrower. The fund has a right to call each loan and obtain the securities, within such period of time which coincides with the normal settlement period for purchases and sales of such securities in the respective markets. The fund will not have the right to vote on securities while they are being lent, but it will call a loan in anticipation of any important vote. The risks in lending portfolio securities, as with other extensions of secured credit, consist of possible delay in receiving additional collateral or in the recovery of the securities or possible loss of rights in the collateral should the borrower fail financially. Loans will only be made to firms deemed by T. Rowe Price to be of good standing and will not be made unless, in the judgment of T. Rowe Price, the consideration to be earned from such loans would justify the risk.


                         Interfund Borrowing and Lending


   The fund is a party to an exemptive order received from the SEC on December
   8, 1998, amended on November 23, 1999, that permits it to borrow money from and/or lend money to other funds in the T. Rowe Price complex ("Price
   Funds"). All loans are set at an interest rate between the rates charged on overnight repurchase agreements and short-term bank loans. All loans are subject to numerous conditions designed to ensure fair and equitable treatment of all participating funds. The program is subject to the oversight and periodic review of the Boards of Directors of the Price Funds.


                              Repurchase Agreements

   The fund may enter into a repurchase agreement through which an investor
   (such as the fund) purchases a security (known as the "underlying security") from a well-established securities dealer or a bank that is a member of the Federal Reserve System. Any such dealer or bank will be on T. Rowe Price's approved list and have a credit rating with respect to its short-term debt of at least A1 by S&P, P1 by Moody's, or the equivalent rating by T. Rowe Price.
   At that time, the bank or securities dealer agrees to repurchase the underlying security at the same price, plus specified interest. Repurchase agreements are generally for a short period of time, often less than a week.
   Repurchase agreements which do not provide for payment within seven days will be treated


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   as illiquid securities. The fund will only enter into repurchase agreements where (1) the underlying securities are of the type (excluding maturity limitations) which the fund's investment guidelines would allow it to purchase directly, (2) the market value of the underlying security, including interest accrued, will be at all times equal to or exceed the value of the repurchase agreement, and (3) payment for the underlying security is made only upon physical delivery or evidence of book-entry transfer to the account of the custodian or a bank acting as agent. In the event of a bankruptcy or other default of a seller of a repurchase agreement, the fund could experience both delays in liquidating the underlying security and losses, including: (a) possible decline in the value of the underlying security during the period while the fund seeks to enforce its rights thereto; (b) possible subnormal levels of income and lack of access to income during this period; and (c) expenses of enforcing its rights.


                          Reverse Repurchase Agreements

   Although the fund has no current intention of engaging in reverse repurchase agreements, the fund reserves the right to do so. Reverse repurchase agreements are ordinary repurchase agreements in which a fund is the seller of, rather than the investor in, securities, and agrees to repurchase them at an agreed upon time and price. Use of a reverse repurchase agreement may be preferable to a regular sale and later repurchase of the securities because it avoids certain market risks and transaction costs. A reverse repurchase agreement may be viewed as a type of borrowing by the fund, subject to Investment Restriction (1). (See "Investment Restrictions.")


                              Money Market Reserves


   It is expected that the fund will invest its cash reserves primarily in one or more money market funds established for the exclusive use of the T. Rowe
   Price family of mutual funds and other clients of T. Rowe Price. Currently, two such money market funds are in operation-T. Rowe Price Reserve Investment
   Fund ("RIF") and T. Rowe Price Government Reserve Investment Fund ("GRF"), each a series of the T. Rowe Price Reserve Investment Funds, Inc. Additional series may be created in the future. These funds were created and operate under an Exemptive Order issued by the SEC (Investment Company Act Release
   No. IC-22770, July 29, 1997).

   Both funds must comply with the requirements of Rule 2a-7 under the 1940 Act governing money market funds. The RIF invests at least 95% of its total assets in prime money market instruments receiving the highest credit rating.
   The GRF invests primarily in a portfolio of U.S. government-backed securities, primarily U.S. Treasuries, and repurchase agreements thereon.

   The RIF and GRF provide a very efficient means of managing the cash reserves of the fund. While neither RIF or GRF pay an advisory fee to the Investment
   Manager, they will incur other expenses. However, the RIF and GRF are expected by T. Rowe Price to operate at very low expense ratios. The fund will only invest in RIF or GRF to the extent it is consistent with its objective and program.


   Neither fund is insured or guaranteed by the FDIC or any other government agency. Although the funds seek to maintain a stable net asset value of $1.00 per share, it is possible to lose money by investing in them.


                                     Options

   Options are a type of potentially high-risk derivative.

   The only option activity the fund currently may engage in is the purchase of S&P 500 call options for the fund. However, the fund reserves the right to engage in other options activity.


                             Purchasing Call Options

   The fund may purchase American or European style call options. As the holder of a call option, the fund has the right to purchase the underlying security or currency at the exercise price at any time during the option period
   (American style) or at the expiration of the option (European style). The fund may enter into closing sale transactions with respect to such options, exercise them or permit them to expire. The fund may purchase call options for the purpose of increasing its current return or avoiding tax consequences which could reduce its current return. The fund may also purchase call options in order to acquire the underlying securities or currencies. Examples of such uses of call options are provided next.


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   Call options may be purchased by the fund for the purpose of acquiring the underlying securities or currencies for its portfolio. Utilized in this fashion, the purchase of call options enables the fund to acquire the securities or currencies at the exercise price of the call option plus the premium paid. At times the net cost of acquiring securities or currencies in this manner may be less than the cost of acquiring the securities or currencies directly. This technique may also be useful to the fund in purchasing a large block of securities or currencies that would be more difficult to acquire by direct market purchases. So long as it holds such a call option rather than the underlying security or currency itself, the fund is partially protected from any unexpected decline in the market price of the underlying security or currency and in such event could allow the call option to expire, incurring a loss only to the extent of the premium paid for the option.

   The fund will not commit more than 5% of its assets to premiums when purchasing call and put options. The fund may also purchase call options on underlying securities or currencies it owns in order to protect unrealized gains on call options previously written by it. A call option would be purchased for this purpose where tax considerations make it inadvisable to realize such gains through a closing purchase transaction. Call options may also be purchased at times to avoid realizing losses.


                                Futures Contracts

   Futures contracts are a type of potentially high-risk derivative.

   Transactions in Futures

   The fund may enter into futures contracts including stock index, interest rate, and currency futures ("futures" or "futures contracts").

   Stock index futures contracts may be used to provide a hedge for a portion of the fund's portfolio, as a cash management tool, or as an efficient way for
   T. Rowe Price to implement either an increase or decrease in portfolio market exposure in response to changing market conditions. The fund may purchase or sell futures contracts with respect to any stock index. Nevertheless, to hedge the fund's portfolio successfully, the fund must sell futures contacts with respect to indices or subindices whose movements will have a significant correlation with movements in the prices of the fund's portfolio securities.

   Interest rate or currency futures contracts may be used as a hedge against changes in prevailing levels of interest rates or currency exchange rates in order to establish more definitely the effective return on securities or currencies held or intended to be acquired by the fund. In this regard, the fund could sell interest rate or currency futures as an offset against the effect of expected increases in interest rates or currency exchange rates and purchase such futures as an offset against the effect of expected declines in interest rates or currency exchange rates.

   The fund will enter into futures contracts which are traded on national or foreign futures exchanges, and are standardized as to maturity date and underlying financial instrument. Futures exchanges and trading in the United
   States are regulated under the Commodity Exchange Act by the CFTC. Although techniques other than the sale and purchase of futures contracts could be used for the above-referenced purposes, futures contracts offer an effective and relatively low cost means of implementing the fund's objectives in these areas.

   Regulatory Limitations
   If the fund purchases or sells futures contracts or related options which do not qualify as bona fide hedging under applicable CFTC rules, the aggregate initial margin deposits and premium required to establish those positions cannot exceed 5% of the liquidation value of the fund after taking into account unrealized profits and unrealized losses on any such contracts it has entered into; provided, however, that in the case of an option that is in-the-money at the time of purchase, the in-the-money amount may be excluded in calculating the 5% limitation. For purposes of this policy, options on futures contracts and foreign currency options traded on a commodities exchange will be considered "related options." This policy may be modified by the Board of Directors without a shareholder vote and does not limit the percentage of the fund's assets at risk to 5%.

   In instances involving the purchase of futures contracts or the writing of call or put options thereon by the fund, an amount of cash, liquid assets, or other suitable cover as permitted by the SEC, equal to the market


                                       7



   value of the futures contracts and options thereon (less any related margin deposits), will be identified by the fund to cover the position, or alternative cover (such as owning an offsetting position) will be employed.
   Assets used as cover or held in an identified account cannot be sold while the position in the corresponding option or future is open, unless they are replaced with similar assets. As a result, the commitment of a large portion of a fund's assets to cover or identified accounts could impede portfolio management or the fund's ability to meet redemption requests or other current obligations.

   If the CFTC or other regulatory authorities adopt different (including less stringent) or additional restrictions, the fund would comply with such new restrictions.

   Trading in Futures Contracts
   A futures contract provides for the future sale by one party and purchase by another party of a specified amount of a specific financial instrument (e.g., units of a stock index) for a specified price, date, time, and place designated at the time the contract is made. Brokerage fees are incurred when a futures contract is bought or sold and margin deposits must be maintained.
   Entering into a contract to buy is commonly referred to as buying or purchasing a contract or holding a long position. Entering into a contract to sell is commonly referred to as selling a contract or holding a short position.

   Unlike when the fund purchases or sells a security, no price would be paid or received by the fund upon the purchase or sale of a futures contract. Upon entering into a futures contract, and to maintain the fund's open positions in futures contracts, the fund would be required to deposit with its custodian in a segregated account in the name of the futures broker an amount of cash, or liquid assets known as "initial margin." The margin required for a particular futures contract is set by the exchange on which the contract is traded, and may be significantly modified from time to time by the exchange during the term of the contract. Futures contracts are customarily purchased and sold on margins that may range upward from less than 5% of the value of the contract being traded.

   If the price of an open futures contract changes (by increase in the case of a sale or by decrease in the case of a purchase) so that the loss on the futures contract reaches a point at which the margin on deposit does not satisfy margin requirements, the broker will require an increase in the margin. However, if the value of a position increases because of favorable price changes in the futures contract so that the margin deposit exceeds the required margin, the broker will pay the excess to the fund.

   These subsequent payments, called "variation margin," to and from the futures broker, are made on a daily basis as the price of the underlying assets fluctuate, making the long and short positions in the futures contract more or less valuable, a process known as "marking to market."

   Although certain futures contracts, by their terms, require actual future delivery of and payment for the underlying instruments, in practice most futures contracts are usually closed out before the delivery date. Closing out an open futures contract purchase or sale is effected by entering into an offsetting futures contract sale or purchase, respectively, for the same aggregate amount of the identical securities and the same delivery date. If the offsetting purchase price is less than the original sale price, the fund realizes a gain; if it is more, the fund realizes a loss. Conversely, if the offsetting sale price is more than the original purchase price, the fund realizes a gain; if it is less, the fund realizes a loss. The transaction costs must also be included in these calculations. There can be no assurance, however, that the fund will be able to enter into an offsetting transaction with respect to a particular futures contract at a particular time. If the fund is not able to enter into an offsetting transaction, the fund will continue to be required to maintain the margin deposits on the futures contract.


   For example, the S&P 500 Stock Index is made up of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The S&P 500
   Index assigns relative weightings to the common stocks included in the Index, and the Index fluctuates with changes in the market values of those common stocks. In the case of futures contracts on the S&P 500 Index, the contracts are to buy or sell 250 units. Thus, if the value of the S&P 500 Index were $150, one contract would be worth $37,500 (250 units x $150). The stock index futures contract specifies that no delivery of the actual stocks making up the index will take place. Instead, settlement in cash occurs. Over the life of the contract, the gain or loss realized by the fund will equal


                                       8




   the difference between the purchase (or sale) price of the contract and the price at which the contract is terminated. For example, if the fund enters into a futures contract to buy 250 units of the S&P 500 Index at a specified future date at a contract price of $150 and the S&P 500 Index is at $154 on that future date, the fund will gain $1,000 (250 units x gain of $4). If the fund enters into a futures contract to sell 250 units of the stock index at a specified future date at a contract price of $150 and the S&P 500 Index is at $152 on that future date, the fund will lose $500 (250 units x loss of $2).



               Special Risks of Transactions in Futures Contracts

  . Volatility and Leverage The prices of futures contracts are volatile and are influenced, among other things, by actual and anticipated changes in the market and interest rates, which in turn are affected by fiscal and monetary policies and national and international political and economic events.

   Most United States futures exchanges limit the amount of fluctuation permitted in futures contract prices during a single trading day. The daily limit establishes the maximum amount that the price of a futures contract may vary either up or down from the previous day's settlement price at the end of a trading session. Once the daily limit has been reached in a particular type of futures contract, no trades may be made on that day at a price beyond that limit. The daily limit governs only price movement during a particular trading day and therefore does not limit potential losses, because the limit may prevent the liquidation of unfavorable positions. Futures contract prices have occasionally moved to the daily limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of futures positions and subjecting some futures traders to substantial losses.

   Margin deposits required on futures trading are low. As a result, a relatively small price movement in a futures contract may result in immediate and substantial loss, as well as gain, to the investor. For example, if at the time of purchase, 10% of the value of the futures contract is deposited as margin, a subsequent 10% decrease in the value of the futures contract would result in a total loss of the margin deposit, before any deduction for the transaction costs, if the account were then closed out. A 15% decrease would result in a loss equal to 150% of the original margin deposit, if the contract were closed out. Thus, a purchase or sale of a futures contract may result in losses in excess of the amount invested in the futures contract.

  . Liquidity The fund may elect to close some or all of its futures positions at any time prior to their expiration. The fund would do so to reduce exposure represented by long futures positions or short futures positions.
   The fund may close its positions by taking opposite positions which would operate to terminate the fund's position in the futures contracts. Final determinations of variation margin would then be made, additional cash would be required to be paid by or released to the fund, and the fund would realize a loss or a gain.

   Futures contracts may be closed out only on the exchange or board of trade where the contracts were initially traded. Although the fund intends to purchase or sell futures contracts only on exchanges or boards of trade where there appears to be an active market, there is no assurance that a liquid market on an exchange or board of trade will exist for any particular contract at any particular time. In such event, it might not be possible to close a futures contract, and in the event of adverse price movements, the fund would continue to be required to make daily cash payments of variation margin. However, in the event futures contracts have been used to hedge the underlying instruments, the fund would continue to hold the underlying instruments subject to the hedge until the futures contracts could be terminated. In such circumstances, an increase in the price of underlying instruments, if any, might partially or completely offset losses on the futures contract. However, as described next, there is no guarantee that the price of the underlying instruments will, in fact, correlate with the price movements in the futures contract and thus provide an offset to losses on a futures contract.

  . Hedging Risk A decision of whether, when, and how to hedge involves skill and judgment, and even a well-conceived hedge may be unsuccessful to some degree because of unexpected market behavior, market or interest rate trends.
   There are several risks in connection with the use by the fund of futures contracts as a hedging device. One risk arises because of the imperfect correlation between movements in the prices of the futures contracts and movements in the prices of the underlying instruments which are the subject of the hedge. T. Rowe Price will, however, attempt to reduce this risk by entering into futures contracts whose


                                       9



   movements, in its judgment, will have a significant correlation with movements in the prices of the fund's underlying instruments sought to be hedged.

   Successful use of futures contracts by the fund for hedging purposes is also subject to T. Rowe Price's ability to correctly predict movements in the direction of the market. It is possible that, when the fund has sold futures to hedge its portfolio against a decline in the market, the index, indices, or instruments underlying futures might advance and the value of the underlying instruments held in the fund's portfolio might decline. If this were to occur, the fund would lose money on the futures and also would experience a decline in value in its underlying instruments. However, while this might occur to a certain degree, T. Rowe Price believes that over time the value of the fund's portfolio will tend to move in the same direction as the market indices used to hedge the portfolio. It is also possible that, if the fund were to hedge against the possibility of a decline in the market
   (adversely affecting the underlying instruments held in its portfolio) and prices instead increased, the fund would lose part or all of the benefit of increased value of those underlying instruments that it has hedged, because it would have offsetting losses in its futures positions. In addition, in such situations, if the fund had insufficient cash, it might have to sell underlying instruments to meet daily variation margin requirements. Such sales of underlying instruments might be, but would not necessarily be, at increased prices (which would reflect the rising market). The fund might have to sell underlying instruments at a time when it would be disadvantageous to do so.


   In addition to the possibility that there might be an imperfect correlation, or no correlation at all, between price movements in the futures contracts and the portion of the portfolio being hedged, the price movements of futures contracts might not correlate perfectly with price movements in the underlying instruments due to certain market distortions. First, all participants in the futures market are subject to margin deposit and maintenance requirements. Rather than meeting additional margin deposit requirements, investors might close futures contracts through offsetting transactions, which could distort the normal relationship between the underlying instruments and futures markets. Second, the margin requirements in the futures market are less onerous than margin requirements in the securities markets and, as a result, the futures market might attract more speculators than the securities markets. Increased participation by speculators in the futures market might also cause temporary price distortions. Due to the possibility of price distortion in the futures market and also because of imperfect correlation between price movements in the underlying instruments and movements in the prices of futures contracts, even a correct forecast of general market trends by T. Rowe Price might not result in a successful hedging transaction over a very short time period.


                          Options on Futures Contracts

   The fund may purchase and sell options on the same types of futures in which it may invest.

   Options (another type of potentially high-risk derivative) on futures are similar to options on underlying instruments except that options on futures give the purchaser the right, in return for the premium paid, to assume a position in a futures contract (a long position if the option is a call and a short position if the option is a put), rather than to purchase or sell the futures contract, at a specified exercise price at any time during the period of the option. Upon exercise of the option, the delivery of the futures position by the writer of the option to the holder of the option will be accompanied by the delivery of the accumulated balance in the writer's futures margin account which represents the amount by which the market price of the futures contract, at exercise, exceeds (in the case of a call) or is less than (in the case of a put) the exercise price of the option on the futures contract. Purchasers of options who fail to exercise their options prior to the exercise date suffer a loss of the premium paid.

   As an alternative to writing or purchasing call and put options on stock index futures, the fund may write or purchase call and put options on financial indices. Such options would be used in a manner similar to the use of options on futures contracts. From time to time, a single order to purchase or sell futures contracts (or options thereon) may be made on behalf of the fund and other T. Rowe Price funds. Such aggregated orders would be allocated among the funds and the other T. Rowe Price funds in a fair and nondiscriminatory manner.


                                       10



          Special Risks of Transactions in Options on Futures Contracts

   The risks described under "Special Risks in Transactions on Futures
   Contracts" are substantially the same as the risks of using options on futures. If the fund were to write an option on a futures contract, it would be required to deposit and maintain initial and variation margin in the same manner as a regular futures contract. In addition, where the fund seeks to close out an option position by writing or buying an offsetting option covering the same index, underlying instrument or contract and having the same exercise price and expiration date, its ability to establish and close out positions on such options will be subject to the maintenance of a liquid secondary market. Reasons for the absence of a liquid secondary market on an exchange include the following: (1) there may be insufficient trading interest in certain options; (2) restrictions may be imposed by an exchange on opening transactions or closing transactions or both; (3) trading halts, suspensions, or other restrictions may be imposed with respect to particular classes or series of options, or underlying instruments; (4) unusual or unforeseen circumstances may interrupt normal operations on an exchange; (5) the facilities of an exchange or a clearing corporation may not at all times be adequate to handle current trading volume; or (6) one or more exchanges could, for economic or other reasons, decide or be compelled at some future date to discontinue the trading of options (or a particular class or series of options), in which event the secondary market on that exchange (or in the class or series of options) would cease to exist, although outstanding options on the exchange that had been issued by a clearing corporation as a result of trades on that exchange would continue to be exercisable in accordance with their terms. There is no assurance that higher than anticipated trading activity or other unforeseen events might not, at times, render certain of the facilities of any of the clearing corporations inadequate, and thereby result in the institution by an exchange of special procedures which may interfere with the timely execution of customers' orders.


                    Additional Futures and Options Contracts

   Although the fund has no current intention of engaging in futures or options transactions other than those described above, it reserves the right to do so. Such futures and options trading might involve risks which differ from those involved in the futures and options described above.


                           Foreign Futures and Options

   Participation in foreign futures and foreign options transactions involves the execution and clearing of trades on or subject to the rules of a foreign board of trade. Neither the National Futures Association nor any domestic exchange regulates activities of any foreign boards of trade, including the execution, delivery and clearing of transactions, or has the power to compel enforcement of the rules of a foreign board of trade or any applicable foreign law. This is true even if the exchange is formally linked to a domestic market so that a position taken on the market may be liquidated by a transaction on another market. Moreover, such laws or regulations will vary depending on the foreign country in which the foreign futures or foreign options transaction occurs. For these reasons, when the fund trades foreign futures or foreign options contracts, it may not be afforded certain of the protective measures provided by the Commodity Exchange Act, the CFTC's regulations and the rules of the National Futures Association and any domestic exchange, including the right to use reparations proceedings before the CFTC and arbitration proceedings provided by the National Futures
   Association or any domestic futures exchange. In particular, funds received from the fund for foreign futures or foreign options transactions may not be provided the same protections as funds received in respect of transactions on United States futures exchanges. In addition, the price of any foreign futures or foreign options contract and, therefore, the potential profit and loss thereon may be affected by any variance in the foreign exchange rate between the time the fund's order is placed and the time it is liquidated, offset or exercised.


    Federal Tax Treatment of Options, Futures Contracts, and Forward Foreign
                               Exchange Contracts

   The fund may enter into certain options, futures, and forward foreign exchange contracts, including options and futures on currencies, which will be treated as Section 1256 contracts or straddles.

   Transactions that are considered Section 1256 contracts will be considered to have been closed at the end of the fund's fiscal year and any gains or losses will be recognized for tax purposes at that time. Such gains or losses from the normal closing or settlement of such transactions will be characterized as 60% long-term capital gain (taxable at a maximum rate of 20%) or loss and 40% short-term capital gain or loss regardless of


                                       11



   the holding period of the instrument (ordinary income or loss for foreign exchange contracts). The fund will be required to distribute net gains on such transactions to shareholders even though it may not have closed the transaction and received cash to pay such distributions.


   Options, futures, and forward foreign exchange contracts, including options and futures on currencies which offset a foreign dollar-denominated bond or currency position, may be considered straddles for tax purposes, in which case a loss on any position in a straddle will be subject to deferral to the extent of unrealized gain in an offsetting position. The holding period of the securities or currencies comprising the straddle will be deemed not to begin until the straddle is terminated. The holding period of the security offsetting an "in-the-money qualified covered call" option on an equity security will not include the period of time the option is outstanding.

   Losses on written covered calls and purchased puts on securities, excluding certain "qualified covered call" options on equity securities, may be long-term capital losses, if the security covering the option was held for more than 12 months prior to the writing of the option.

   In order for the fund to continue to qualify for federal income tax treatment as a regulated investment company, at least 90% of its gross income for a taxable year must be derived from qualifying income, i.e., dividends, interest, income derived from loans of securities, and gains from the sale of securities or currencies. Tax regulations could be issued limiting the extent that net gain realized from option, futures, or foreign forward exchange contracts on currencies is qualifying income for purposes of the 90% requirement.

   As a result of the "Taxpayer Relief Act of 1997," entering into certain options, futures contracts, or forward contracts may result in the "constructive sale" of offsetting stocks or debt securities of the fund.



  INVESTMENT RESTRICTIONS
 -------------------------------------------------------------------------------
   Fundamental policies may not be changed without the approval of the lesser of
   (1) 67% of the fund's shares present at a meeting of shareholders if the holders of more than 50% of the outstanding shares are present in person or by proxy or (2) more than 50% of a fund's outstanding shares. Other restrictions in the form of operating policies are subject to change by the fund's Board of Directors without shareholder approval. Any investment restriction which involves a maximum percentage of securities or assets shall not be considered to be violated unless an excess over the percentage occurs immediately after, and is caused by, an acquisition of securities or assets of, or borrowings by, the fund. Calculation of the fund's total assets for compliance with any of the following fundamental or operating policies or any other investment restrictions set forth in the fund's prospectus or Statement of Additional Information will not include cash collateral held in connection with securities lending activities.


                              Fundamental Policies

   As a matter of fundamental policy, the fund may not:

   (1) Borrowing Borrow money except that the fund may (i) borrow for non-leveraging, temporary, or emergency purposes; and (ii) engage in reverse repurchase agreements and make other investments or engage in other transactions, which may involve a borrowing, in a manner consistent with the fund's investment objective and program, provided that the combination of (i) and (ii) shall not exceed 33/1//\\/3/\\% of the value of the fund's total assets (including the amount borrowed) less liabilities (other than borrowings) or such other percentage permitted by law. Any borrowings which come to exceed this amount will be reduced in accordance with applicable law. The fund may borrow from banks, other
       Price Funds, or other persons to the extent permitted by applicable law;

   (2) Commodities Purchase or sell physical commodities; except that it may enter into futures contracts and options thereon;


                                       12



   (3) Industry Concentration Purchase the securities of any issuer if, as a result, more than 25% of the value of the fund's total assets would be invested in the securities of issuers having their principal business activities in the same industry;

   (4) Loans Make loans, although the fund may (i) lend portfolio securities and participate in an interfund lending program with other Price Funds provided that no such loan may be made if, as a result, the aggregate of such loans would exceed 33/1//\\/3/\\% of the value of the fund's total assets; (ii) purchase money market securities and enter into repurchase agreements; and (iii) acquire publicly distributed or privately placed debt securities and purchase debt;

   (5) Percent Limit on Assets Invested in Any One Issuer Purchase a security if, as a result, with respect to 75% of the value of its total assets, more than 5% of the value of the fund's total assets would be invested in the securities of a single issuer, except securities issued or guaranteed by the U.S. government or any of its agencies or instrumentalities;

   (6) Percent Limit on Share Ownership of Any One Issuer Purchase a security if, as a result, with respect to 75% of the value of the fund's total assets, more than 10% of the outstanding voting securities of any issuer would be held by the fund (other than obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities);

   (7) Real Estate Purchase or sell real estate, including limited partnership interests therein, unless acquired as a result of ownership of securities or other instruments (but this shall not prevent the fund from investing in securities or other instruments backed by real estate or securities of companies engaged in the real estate business);

   (8) Senior Securities Issue senior securities except in compliance with the 1940 Act; or

   (9) Underwriting Underwrite securities issued by other persons, except to the extent that the fund may be deemed to be an underwriter within the meaning of the 1933 Act in connection with the purchase and sale of its portfolio securities in the ordinary course of pursuing its investment program.


                                      NOTES

       The following Notes should be read in connection with the above-described fundamental policies. The Notes are not fundamental policies.

       With respect to investment restriction (2), the fund does not consider currency contracts or hybrid investments to be commodities.

       For purposes of investment restriction (3), U.S., state, or local governments, or related agencies or instrumentalities, are not considered an industry. Industries are determined by reference to the classifications of industries set forth in the fund's semiannual and annual reports. It is the position of the Staff of the SEC that foreign governments are industries for purposes of this restriction.

       For purposes of investment restriction (4), the fund will consider the acquisition of a debt security to include the execution of a note or other evidence of an extension of credit with a term of more than nine months.


                               Operating Policies

   As a matter of operating policy, the fund may not:

   (1) Borrowing Purchase additional securities when money borrowed exceeds 5% of its total assets;

   (2) Control of Portfolio Companies Invest in companies for the purpose of exercising management or control;

   (3) Futures Contracts Purchase a futures contract or an option thereon, if, with respect to positions in futures or options on futures which do not represent bona fide hedging, the aggregate initial margin and premiums on such options would exceed 5% of the fund's net asset value;


                                       13



   (4) Illiquid Securities Purchase illiquid securities if, as a result, more than 15% of its net assets would be invested in such securities;


   (5) Investment Companies Purchase securities of open-end or closed-end investment companies except (i) in compliance with the 1940 Act; or (ii) securities of the T. Rowe Price Reserve Investment or Government Reserve
       Investment Funds;

   (6) Margin Purchase securities on margin, except (i) for use of short-term credit necessary for clearance of purchases of portfolio securities and
       (ii) it may make margin deposits in connection with futures contracts or other permissible investments;

   (7) Mortgaging Mortgage, pledge, hypothecate or, in any manner, transfer any security owned by the fund as security for indebtedness except as may be necessary in connection with permissible borrowings or investments and then such mortgaging, pledging, or hypothecating may not exceed
       33/1//\\/3/\\% of the fund's total assets at the time of borrowing or investment;

   (8) Oil and Gas Programs Purchase participations or other direct interests in, or enter into leases with respect to oil, gas, or other mineral exploration or development programs if, as a result thereof, more than 5% of the value of the total assets of the fund would be invested in such programs;

   (9) Options, etc. Invest in puts, calls, straddles, spreads, or any combination thereof, except to the extent permitted by the prospectus and Statement of Additional Information;

   (10) Short Sales Effect short sales of securities; or

   (11) Warrants Invest in warrants if, as a result thereof, more than 10% of the value of the net assets of the fund would be invested in warrants.

   Notwithstanding anything in the above fundamental and operating restrictions to the contrary, the fund may invest all of its assets in a single investment company or a series thereof in connection with a "master-feeder" arrangement.
   Such an investment would be made where the fund (a "Feeder"), and one or more other funds with the same investment objective and program as the fund, sought to accomplish its investment objective and program by investing all of its assets in the shares of another investment company (the "Master"). The
   Master would, in turn, have the same investment objective and program as the fund. The fund would invest in this manner in an effort to achieve the economies of scale associated with having a Master fund make investments in portfolio companies on behalf of a number of Feeder funds.



 MANAGEMENT OF THE FUND
 -------------------------------------------------------------------------------
   The officers and directors of the fund are listed below. Unless otherwise noted, the address of each is 100 East Pratt Street, Baltimore, Maryland
   21202. Except as indicated, each has been an employee of T. Rowe Price for more than five years. In the list below, the fund's directors who are considered "interested persons" of T. Rowe Price as defined under Section
   2(a)(19) of the 1940 Act are noted with an asterisk (*). These directors are referred to as inside directors by virtue of their officership, directorship, and/or employment with T. Rowe Price.


                           Independent Directors/(a)/


   DONALD W. DICK, JR., 1/27/43, Principal, EuroCapital Advisors, LLC, an acquisition and management advisory firm; formerly (5/89-6/95) Principal, Overseas Partners, Inc., a financial investment firm; formerly (6/65-3/89)
   Director and Vice President, Consumer Products Group, McCormick & Company,
   Inc., international food processors; Director, Waverly, Inc., Baltimore,
   Maryland; Address: EuroCapital Advisors, LLC, Southern Isle-14, 3001 SE
   Island Point Lane, Stuart, Florida 34996

   DAVID K. FAGIN, 4/9/38, Director, Western Exploration and Development, Ltd.
   (7/97 to present) formerly Chairman; Director, Dayton Mining Corporation
   (6/98 to present); Chairman and President, Nye Corporation (6/88 to present);
   Director, Nescor Corporation (6/94 to present); Director of Canyon Resources,
   Corp. (5/00


                                       14




   to present); Director, Golden Star Resources Ltd.; formerly: Chairman (5/92 to 12/97) and Chief Executive Officer (5/92 to 5/96); formerly: President,
   Chief Operating Officer, and Director, Homestake Mining Company (5/86 to
   7/91); Address: 33 Glenmoor Drive, Englewood, Colorado 80110-7115

   HANNE M. MERRIMAN, 11/16/41, Retail Business Consultant; Director, Ann Taylor
   Stores Corporation, Central Illinois Public Service Company, Ameren Corp.,
   Finlay Enterprises, Inc., The Rouse Company, State Farm Mutual Automobile
   Insurance Company and USAirways Group, Inc.; Address: 3201 New Mexico Avenue,
   N.W., Suite 350, Washington, D.C. 20016

   HUBERT D. VOS, 8/2/33, Owner/President, Stonington Capital Corporation, a private investment company; Address: 1114 State Street, Suite 247, P.O. Box
   90409, Santa Barbara, California 93190-0409

   PAUL M. WYTHES, 6/23/33, Founding Partner of Sutter Hill Ventures, a venture capital limited partnership, providing equity capital to young high technology companies throughout the United States; Director, Teltone
   Corporation and InterVentional Technologies Inc.; Address: 755 Page Mill
   Road, Suite A200, Palo Alto, California 94304-1005

  (a) Unless otherwise indicated, the Independent Directors have been at their respective companies for at least five years.


                            Inside Directors/Officers


  *  JOHN H. LAPORTE, JR., 7/26/45, Director-Managing Director, T. Rowe Price;
   Director and Managing Director, T. Rowe Price Group, Inc.; Chartered
   Financial Analyst


  *  JAMES S. RIEPE, 6/25/43, Director and Vice President-Managing Director, and
   Director, T. Rowe Price; Vice Chairman of the Board, Director and Managing
   Director, T. Rowe Price Group, Inc.; Chairman of the Board and Director, T.
   Rowe Price Investment Services, Inc., T. Rowe Price Services, Inc., and T.
   Rowe Price Retirement Plan Services, Inc.; Chairman of the Board, Director,
   President, and Trust Officer, T. Rowe Price Trust Company; Director, T. Rowe
   Price International


  *  M. DAVID TESTA, 4/22/44, Director and President-Chief Investment Officer,
   Director, and Managing Director, T. Rowe Price; Vice Chairman of the Board,
   Chief Investment Officer, Managing Director, and Director, T. Rowe Price
   Group, Inc.; Vice President and Director, T. Rowe Price Trust Company;
   Director, T. Rowe Price International; Chartered Financial Analyst

   MARC L. BAYLIN, 11/17/67, Executive Vice President-Vice President, T. Rowe
   Price; formerly Financial Analyst, Rausher Pierce Refsnes; Chartered
   Financial Analyst


   BRIAN W.H. BERGHUIS, 12/12/58, Executive Vice President-Managing Director, T.
   Rowe Price and T. Rowe Price Group, Inc.; Chartered Financial Analyst

   KRIS H. JENNER, M.D., 2/5/62, Executive Vice President-Vice President, T.
   Rowe Price; formerly with the Laboratory of Biological Cancer, The Brigham &
   Women's Hospital, Harvard Medical School

   LARRY J. PUGLIA, 8/25/60, Executive Vice President-Managing Director, T. Rowe
   Price and T. Rowe Price Group, Inc.; Chartered Financial Analyst

   BRIAN C. ROGERS, 6/27/55, Executive Vice President-Managing Director, T. Rowe
   Price, Director and Managing Director, T. Rowe Price Group, Inc.; Vice
   President, T. Rowe Price Trust Company; Chartered Financial Analyst

   RICHARD T. WHITNEY, 5/7/58, Executive Vice President-Managing Director, T.
   Rowe Price and T. Rowe Price Group, Inc.; Vice President, T. Rowe Price
   International and T. Rowe Price Trust Company; Chartered Financial Analyst

   STEPHEN W. BOESEL, 12/28/44, Vice President-Managing Director, T. Rowe Price and T. Rowe Price Group, Inc.; Vice President, T. Rowe Price Trust Company


   ARTHUR B. CECIL III, 9/15/42, Vice President-Vice President, T. Rowe Price;
   Chartered Financial Analyst

   GIRI DEVULAPALLY, 11/18/67, Vice President-Vice President, T. Rowe Price;
   formerly Senior Consultant, Anderson Consulting


                                       15



   ANNA M. DOPKIN, 9/5/67, Vice President-Vice President, T. Rowe Price;
   formerly Analyst, Goldman Sachs; Chartered Financial Analyst

   ROBERT N. GENSLER, 10/18/57, Vice President-Vice President, T. Rowe Price


   ERIC M. GERSTER, 3/23/71, Vice President-Vice President, T. Rowe Price;
   formerly Associate with J.P. Morgan

   HENRY H. HOPKINS, 12/23/42, Vice President-Managing Director, T. Rowe Price;
   Director and Managing Director, T. Rowe Price Group, Inc.; Vice President, T.
   Rowe Price International and T. Rowe Price Retirement Plan Services, Inc.;
   Vice President and Director, T. Rowe Price Investment Services, Inc., T. Rowe
   Price Services, Inc. and T. Rowe Price Trust Company

   J. JEFFREY LANG, 1/10/62, Vice President-Vice President, T. Rowe Price and T.
   Rowe Price Trust Company

   JOHN D. LINEHAN, 1/21/65, Vice President-Vice President, T. Rowe Price, T.
   Rowe Price International; formerly Vice President at E.T. Petroleum and
   Delaney Petroleum

   JOSEPH MILANO, 9/14/72, Vice President-Vice President, T. Rowe Price;
   formerly Research Assistant, Brookings Institution


   ROBERT W. SMITH, 4/11/61, Vice President-Managing Director, T. Rowe Price and
   T. Rowe Price Group, Inc.; Vice President, T. Rowe Price International

   MICHAEL F. SOLA, 7/21/69, Vice President-Vice President, T. Rowe Price;
   formerly Systems Analyst/ Programmer at SRA Corporation; Chartered Financial
   Analyst


   WILLIAM J. STROMBERG, 3/10/60, Vice President-Managing Director, T. Rowe
   Price and T. Rowe Price Group, Inc.; Chartered Financial Analyst

   JOHN F. WAKEMAN, 11/25/62, Vice President-Vice President, T. Rowe Price


   R. CANDLER YOUNG, 9/28/71, Vice President-Assistant Vice President, T. Rowe
   Price; formerly Equity Research Analyst at Donaldson, Lufkin & Jenrette

   PATRICIA B. LIPPERT, 1/12/53, Secretary-Assistant Vice President, T. Rowe
   Price and T. Rowe Price Investment Services, Inc.

   JOSEPH A. CARRIER, 12/30/60, Treasurer-Vice President, T. Rowe Price and T.
   Rowe Price Investment Services, Inc.

   DAVID S. MIDDLETON, 1/18/56, Controller-Vice President, T. Rowe Price and T.
   Rowe Price Trust Company


                             Compensation Table

   The fund does not pay pension or retirement benefits to its independent officers or directors. Also, any director of the fund who is an officer or employee of T. Rowe Price or T. Rowe Price International does not receive any remuneration from the fund.



Name of Person,                         Aggregate Compensation from                   Total Compensation from Fund and
Position                                Fund(a)                                       Fund Complex Paid to Directors(a)
--------------------------------------  --------------------------------------------  ---------------------------------
-------------------------------------------------------------------------------------------------------------------------
Donald W. Dick, Jr., Director                                            $1,258                              $80,000
David K. Fagin, Director                                                  1,022                               65,000
Hanne M. Merriman, Director                                               1,022                               65,000
Hubert D. Vos, Director                                                   1,054                               67,000
Paul M. Wythes, Director                                                  1,290                               82,000
-------------------------------------------------------------------------------------------------------------------------






 (a) Expenses estimated for the fiscal year ending December 31, 2001. The T.
   Rowe Price complex included 95 funds as of December 31, 2000.


                                       16




   The fund's Executive Committee, consisting of the fund's interested directors, has been authorized by its respective Board of Directors to exercise all powers of the Board to manage the fund in the intervals between meetings of the Board, except the powers prohibited by statute from being delegated.



 PRINCIPAL HOLDERS OF SECURITIES
 -------------------------------------------------------------------------------

   As of March 31, 2001, the officers and directors of the fund, as a group, owned less than 1% of the outstanding shares of the fund.

   As of March 31, 2001, the following shareholders of record owned more than 5% of the outstanding shares of the fund:

   Security Benefit Life Insurance Company, FBO T. Rowe Price No-Load Variable
   Annuity, Attn.: Mark Young, 700 SW Harrison St., Topeka, KS 66636-0002;

   T. Rowe Price Associates, Attn: Financial Reporting Department, 100 East
   Pratt Street, Baltimore, MD 21202-1009*.

   * T. Rowe Price Associates, Inc. is a wholly owned subsidiary of T. Rowe
     Price Group, Inc., each a Maryland corporation. T. Rowe Price Associates owns 81.41% of the outstanding shares of the fund. Securities owned by T.
     Rowe Price Associates are the result of its contribution to the fund at the fund's inception in order to provide the fund with sufficient capital to invest in accordance with its investment program. At the level of ownership indicated, T. Rowe Price Associates would be able to determine the outcome of most issues that were submitted to shareholders for vote.



 INVESTMENT MANAGEMENT SERVICES
 -------------------------------------------------------------------------------
   Services
   Under the Management Agreement, T. Rowe Price provides the fund with discretionary investment services. Specifically, T. Rowe Price is responsible for supervising and directing the investments of the fund in accordance with the fund's investment objectives, program, and restrictions as provided in its prospectus and this Statement of Additional Information. T. Rowe Price is also responsible for effecting all security transactions on behalf of the fund, including the negotiation of commissions and the allocation of principal business and portfolio brokerage. In addition to these services, T.
   Rowe Price provide the fund with certain corporate administrative services, including: maintaining the fund's corporate existence and corporate records;
   registering and qualifying fund shares under federal laws; monitoring the financial, accounting, and administrative functions of the fund; maintaining liaison with the agents employed by the fund such as the fund's custodian and transfer agent; assisting the fund in the coordination of such agents'
   activities; and permitting T. Rowe Price's employees to serve as officers, directors, and committee members of the fund without cost to the fund.

   The Management Agreement also provides that T. Rowe Price, its directors, officers, employees, and certain other persons performing specific functions for the fund will only be liable to the fund for losses resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of duty.

   Management Fee
   The fund pays T. Rowe Price an annual all-inclusive fee (the "Fee") of 0.40%.
   The Fee is paid monthly to the T. Rowe Price on the first business day of the next succeeding calendar month and is the sum of the daily Fee accruals for each month. The daily Fee accrual for any particular day is calculated by multiplying the fraction of one (1) over the number of calendar days in the year by the appropriate Fee rate and multiplying this product by the net assets of the fund for that day as determined in accordance with the fund's prospectus as of the close of business from the previous business day on which the fund was open for business.


                                       17



   The Management Agreement between the fund and T. Rowe Price provides that T.
   Rowe Price will pay all expenses of the fund's operations, except interest, taxes, brokerage commissions, and other charges incident to the purchase, sale, or lending of the fund's portfolio securities, directors' fee and expenses (including counsel fees and expenses), and such nonrecurring or extraordinary expenses that may arise, including the costs of actions, suits, or proceedings to which the fund is a party and the expenses the fund may incur as a result of its obligation to provide indemnification to its officers, directors, and agents. However, the Board of Directors of the fund reserves the right to impose additional fees against shareholder accounts to defray expenses which would otherwise be paid by T. Rowe Price under the Management Agreement. The Board does not anticipate levying such charges;
   such a fee, if charged, may be retained by the fund or paid to T. Rowe Price.

   From time to time, T. Rowe Price may pay eligible insurance companies for services they provide to the fund for contract holders.


   Control of Investment Advisor
   T. Rowe Price Group, Inc., ("Group") owns 100% of the stock of T. Rowe Price
   Associates, Inc. Group was formed in 2000 as a holding company for the T.
   Rowe Price affiliated companies.



 DISTRIBUTOR FOR THE FUND
 -------------------------------------------------------------------------------
   Investment Services, a Maryland corporation formed in 1980 as a wholly owned subsidiary of T. Rowe Price, serves as the fund's distributor. Investment
   Services is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers,
   Inc. The offering of the fund's shares is continuous.

   Investment Services is located at the same address as the fund and T. Rowe
   Price-100 East Pratt Street, Baltimore, Maryland 21202.

   Investment Services serves as distributor to the fund pursuant to an Underwriting Agreement ("Underwriting Agreement"), which provides that the fund will pay all fees and expenses in connection with: necessary state filings; preparing, setting in type, printing, and mailing its prospectuses and reports to shareholders; and issuing its shares, including expenses of confirming purchase orders.

   The Underwriting Agreement provides that Investment Services will pay all fees and expenses in connection with: printing and distributing prospectuses and reports for use in offering and selling fund shares; preparing, setting in type, printing, and mailing all sales literature and advertising;
   Investment Services' federal and state registrations as a broker-dealer; and offering and selling shares, except for those fees and expenses specifically assumed by the fund. Investment Services' expenses are paid by T. Rowe Price.

   Investment Services acts as the agent of the fund in connection with the sale of its shares in the various states in which Investment Services is qualified as a broker-dealer. Under the Underwriting Agreement, Investment Services accepts orders for fund shares at net asset value. No sales charges are paid by investors or the fund.



 CUSTODIAN
 -------------------------------------------------------------------------------
   State Street Bank and Trust Company is the custodian for the fund's U.S.
   securities and cash, but it does not participate in the fund's investment decisions. Portfolio securities purchased in the U.S. are maintained in the custody of the Bank and may be entered into the Federal Reserve Book Entry
   System, or the security depository system of the Depository Trust
   Corporation. State Street Bank's main office is at 225 Franklin Street,
   Boston, Massachusetts 02110.


   The fund has entered into a Custodian Agreement with The Chase Manhattan
   Bank, London, pursuant to which portfolio securities which are purchased outside the United States are maintained in the custody of various foreign branches of The Chase Manhattan Bank and such other custodians, including foreign banks and foreign securities depositories as are approved in accordance with regulations under the 1940 Act. The


                                       18




   address for The Chase Manhattan Bank, London is Woolgate House, Coleman
   Street, London, EC2P 2HD, England.



 CODE OF ETHICS
 -------------------------------------------------------------------------------

   The fund, its investment adviser (T. Rowe Price), and its principal underwriter (T. Rowe Price Investment Services), have a written Code of
   Ethics which requires persons with access to investment information ("Access
   Persons") to obtain prior clearance before engaging in personal securities transactions. In addition, all Access Persons must report their personal securities transactions within 10 days of their execution. Access Persons will not be permitted to effect transactions in a security: if there are pending client orders in the security; the security has been purchased or sold by a client within seven calendar days; the security is being considered for purchase for a client; or the security is subject to internal trading restrictions. In addition, Access Persons are prohibited from profiting from short-term trading (e.g., purchases and sales involving the same security within 60 days). Any person becoming an Access Person must file a statement of personal securities holdings within 10 days of this date. All Access
   Persons are required to file an annual statement with respect to their personal securities holdings. Any material violation of the Code of Ethics is reported to the Board of the fund. The Board also reviews the administration of the Code of Ethics on an annual basis.



 PORTFOLIO TRANSACTIONS
 -------------------------------------------------------------------------------
   Investment or Brokerage Discretion
   Decisions with respect to the purchase and sale of portfolio securities on behalf of the fund are made by T. Rowe Price. T. Rowe Price is also responsible for implementing these decisions, including the negotiation of commissions and the allocation of portfolio brokerage and principal business.


                      How Brokers and Dealers Are Selected

   Equity Securities
   In purchasing and selling equity securities, it is T. Rowe Price's policy to obtain quality execution at the most favorable prices through responsible brokers and dealers and at competitive commission rates where such rates are negotiable. However, under certain conditions, the fund may pay higher brokerage commissions in return for brokerage and research services. As a general practice, over-the-counter orders are executed with market-makers. In selecting among market-makers, T. Rowe Price generally seeks to select those it believes to be actively and effectively trading the security being purchased or sold. In selecting broker-dealers to execute the fund's portfolio transactions, consideration is given to such factors as the price of the security, the rate of the commission, the size and difficulty of the order, the reliability, integrity, financial condition, general execution and operational capabilities of competing brokers and dealers, their expertise in particular markets and brokerage and research services provided by them. It is not the policy of T. Rowe Price to seek the lowest available commission rate where it is believed that a broker or dealer charging a higher commission rate would offer greater reliability or provide better price or execution.


   Fixed-Income Securities
   Fixed-income securities are generally purchased from the issuer or a primary market-maker acting as principal for the securities on a net basis, with no brokerage commission being paid by the client although the price usually includes an undisclosed compensation. Transactions placed through dealers serving as primary market-makers reflect the spread between the bid and asked prices. Securities may also be purchased from underwriters at prices which include underwriting fees.

   With respect to equity and fixed-income securities, T. Rowe Price may effect principal transactions on behalf of the fund with a broker or dealer who furnishes brokerage and/or research services, designate any such broker or dealer to receive selling concessions, discounts, or other allowances, or otherwise deal with any such


                                       19




   broker or dealer in connection with the acquisition of securities in underwritings. T. Rowe Price may receive research services in connection with brokerage transactions, including designations in fixed price offerings.


 How Evaluations Are Made of the Overall Reasonableness of Brokerage Commissions
                                      Paid

   On a continuing basis, T. Rowe Price seeks to determine what levels of commission rates are reasonable in the marketplace for transactions executed on behalf of the fund. In evaluating the reasonableness of commission rates,
   T. Rowe Price considers: (a) historical commission rates; (b) rates which other institutional investors are paying, based on available public information; (c) rates quoted by brokers and dealers; (d) the size of a particular transaction, in terms of the number of shares, dollar amount, and number of clients involved; (e) the complexity of a particular transaction in terms of both execution and settlement; (f) the level and type of business done with a particular firm over a period of time; and (g) the extent to which the broker or dealer has capital at risk in the transaction.


       Descriptions of Research Services Received From Brokers and Dealers


   T. Rowe Price receives a wide range of research services from brokers and dealers. These services include information on the economy, industries, groups of securities, individual companies, statistical information, accounting and tax law interpretations, political developments, legal developments affecting portfolio securities, technical market action, pricing and appraisal services, credit analysis, risk measurement analysis, performance analysis, and analysis of corporate responsibility issues. These services provide both domestic and international perspective. Research services are received primarily in the form of written reports, computer-generated services, telephone contacts, and personal meetings with security analysts. In addition, such services may be provided in the form of meetings arranged with corporate and industry spokespersons, economists, academicians, and government representatives. In some cases, research services are generated by third parties but are provided to T. Rowe Price by or through broker-dealers.

   Research services received from brokers and dealers are supplemental to T.
   Rowe Price's own research effort and, when utilized, are subject to internal analysis before being incorporated by T. Rowe Price into its investment process. As a practical matter, it would not be possible for T. Rowe Price's
   Equity Research Division to generate all of the information presently provided by brokers and dealers. T. Rowe Price pays cash for certain research services received from external sources. T. Rowe Price also allocates brokerage for research services which are available for cash. While receipt of research services from brokerage firms has not reduced T. Rowe Price's normal research activities, the expenses of T. Rowe Price could be materially increased if it attempted to generate such additional information through its own staff. To the extent that research services of value are provided by brokers or dealers, T. Rowe Price may be relieved of expenses which it might otherwise bear.

   T. Rowe Price has a policy of not allocating brokerage business in return for products or services other than brokerage or research services. In accordance with the provisions of Section 28(e) of the Securities Exchange Act of 1934,
   T. Rowe Price may from time to time receive services and products which serve both research and non-research functions. In such event, T. Rowe Price makes a good faith determination of the anticipated research and non-research use of the product or service and allocates brokerage only with respect to the research component.


              Commissions to Brokers Who Furnish Research Services

   Certain brokers and dealers who provide quality brokerage and execution services also furnish research services to T. Rowe Price. With regard to the payment of brokerage commissions, T. Rowe Price has adopted a brokerage allocation policy embodying the concepts of Section 28(e) of the Securities
   Exchange Act of 1934, which permits an investment adviser to cause an account to pay commission rates in excess of those another broker or dealer would have charged for effecting the same transaction, if the adviser determines in good faith that the commission paid is reasonable in relation to the value of the brokerage and research services provided. The determination may be viewed in terms of either the particular transaction involved or the overall responsibilities of the adviser with respect to the accounts over which it exercises investment discretion. Accordingly, while T. Rowe Price cannot readily determine the extent to which commission rates or net prices charged by broker-dealers reflect the value of their research services, T. Rowe Price would expect to


                                       20



   assess the reasonableness of commissions in light of the total brokerage and research services provided by each particular broker. T. Rowe Price may receive research, as defined in Section 28(e), in connection with selling concessions and designations in fixed price offerings in which the funds participate.


                         Internal Allocation Procedures

   T. Rowe Price has a policy of not precommitting a specific amount of business to any broker or dealer over any specific time period. Historically, the majority of brokerage placement has been determined by the needs of a specific transaction such as market-making, availability of a buyer or seller of a particular security, or specialized execution skills. However, T. Rowe
   Price does have an internal brokerage allocation procedure for that portion of its discretionary client brokerage business where special needs do not exist, or where the business may be allocated among several brokers or dealers which are able to meet the needs of the transaction.

   Each year, T. Rowe Price assesses the contribution of the brokerage and research services provided by brokers or dealers, and attempts to allocate a portion of its brokerage business in response to these assessments. Research analysts, counselors, various investment committees, and the Trading
   Department each seek to evaluate the brokerage and research services they receive from brokers or dealers and make judgments as to the level of business which would recognize such services. In addition, brokers or dealers sometimes suggest a level of business they would like to receive in return for the various brokerage and research services they provide. Actual brokerage received by any firm may be less than the suggested allocations but can, and often does, exceed the suggestions, because the total business is allocated on the basis of all the considerations described above. In no case is a broker or dealer excluded from receiving business from T. Rowe Price because it has not been identified as providing research services.


                                  Miscellaneous

   T. Rowe Price's brokerage allocation policy is consistently applied to all its fully discretionary accounts, which represent a substantial majority of all assets under management. Research services furnished by brokers or dealers through which T. Rowe Price effects securities transactions may be used in servicing all accounts (including non-fund accounts) managed by T.
   Rowe Price. Conversely, research services received from brokers or dealers which execute transactions for the fund are not necessarily used by T. Rowe
   Price exclusively in connection with the management of the fund.

   From time to time, orders for clients may be placed through a computerized transaction network.

   The fund does not allocate business to any broker-dealer on the basis of its sales of the fund's shares. However, this does not mean that broker-dealers who purchase fund shares for their clients will not receive business from the fund.

   Some of T. Rowe Price's other clients have investment objectives and programs similar to those of the fund. T. Rowe Price may occasionally make recommendations to other clients which result in their purchasing or selling securities simultaneously with the fund. As a result, the demand for securities being purchased or the supply of securities being sold may increase, and this could have an adverse effect on the price of those securities. It is T. Rowe Price's policy not to favor one client over another in making recommendations or in placing orders. T. Rowe Price frequently follows the practice of grouping orders of various clients for execution which generally results in lower commission rates being attained. In certain cases, where the aggregate order is executed in a series of transactions at various prices on a given day, each participating client's proportionate share of such order reflects the average price paid or received with respect to the total order. T. Rowe Price has established a general investment policy that it will ordinarily not make additional purchases of a common stock of a company for its clients (including the T. Rowe Price funds) if, as a result of such purchases, 10% or more of the outstanding common stock of such company would be held by its clients in the aggregate.

   At the present time, T. Rowe Price does not recapture commissions or underwriting discounts or selling group concessions in connection with taxable securities acquired in underwritten offerings. T. Rowe Price does,


                                       21



   however, attempt to negotiate elimination of all or a portion of the selling group concession or underwriting discount when purchasing tax-exempt municipal securities on behalf of its clients in underwritten offerings.


                            Trade Allocation Policies

   T. Rowe Price has developed written trade allocation guidelines for its Equity, Municipal, and Taxable Fixed Income Trading Desks. Generally, when the amount of securities available in a public offering or the secondary market is insufficient to satisfy the volume or price requirements for the participating client portfolios, the guidelines require a pro-rata allocation based upon the amounts initially requested by each portfolio manager. In allocating trades made on combined basis, the Trading Desks seek to achieve the same net unit price of the securities for each participating client.
   Because a pro-rata allocation may not always adequately accommodate all facts and circumstances, the guidelines provide for exceptions to allocate trades on an adjusted, pro-rata basis. Examples of where adjustments may be made include: (i) reallocations to recognize the efforts of a portfolio manager in negotiating a transaction or a private placement; (ii) reallocations to eliminate deminimis positions; (iii) priority for accounts with specialized investment policies and objectives; and (iv) reallocations in light of a participating portfolio's characteristics (e.g., industry or issuer concentration, duration, and credit exposure).



 PRICING OF SECURITIES
 -------------------------------------------------------------------------------
   Equity securities listed or regularly traded on a securities exchange are valued at the last quoted sales price at the time the valuations are made. A security that is listed or traded on more than one exchange is valued at the quotation on the exchange determined to be the primary market for such security. Listed securities not traded on a particular day and securities regularly traded in the over-the-counter market are valued at the mean of the latest bid and asked prices. Other equity securities are valued at a price within the limits of the latest bid and asked prices deemed by the Board of
   Directors, or by persons delegated by the Board, best to reflect fair value.

   Debt securities are generally traded in the over-the-counter market and are valued at a price deemed best to reflect fair value as quoted by dealers who make markets in these securities or by an independent pricing service.
   Short-term debt securities are valued at their amortized cost in local currency which, when combined with accrued interest, approximates fair value.

   Investments in mutual funds are valued at the closing net asset value per share of the mutual fund on the day of valuation. In the absence of a last sale price, purchased and written options are valued at the mean of the latest bid and asked prices, respectively.

   For the purposes of determining the fund's net asset value per share, the U.S. dollar value of all assets and liabilities initially expressed in foreign currencies is determined by using the mean of the bid and offer prices of such currencies against U.S. dollars quoted by a major bank.

   Assets and liabilities for which the above valuation procedures are inappropriate or are deemed not to reflect fair value, are stated at fair value as determined in good faith by or under the supervision of the officers of the fund, as authorized by the Board of Directors.



 NET ASSET VALUE PER SHARE
 -------------------------------------------------------------------------------
   The purchase and redemption price of the fund's shares is equal to the fund's net asset value per share or share price. The fund determines its net asset value per share by subtracting its liabilities (including accrued expenses and dividends payable) from its total assets (the market value of the securities the fund holds plus cash and other assets, including income accrued but not yet received) and dividing the result by the total number of shares outstanding. The net asset value per share of the fund is normally calculated as of the close of trading on the New York Stock Exchange ("NYSE")
   every day the NYSE is open for trading. The NYSE is


                                       22



   closed on the following days: New Year's Day, Dr. Martin Luther King, Jr.
   Holiday, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor
   Day, Thanksgiving Day, and Christmas Day.

   Determination of net asset value (and the offering, sale redemption and repurchase of shares) for the fund may be suspended at times (a) during which the NYSE is closed, other than customary weekend and holiday closings, (b) during which trading on the NYSE is restricted, (c) during which an emergency exists as a result of which disposal by the fund of securities owned by it is not reasonably practicable or it is not reasonably practicable for the fund fairly to determine the value of its net assets, or (d) during which a governmental body having jurisdiction over the fund may by order permit such a suspension for the protection of the fund's shareholders; provided that applicable rules and regulations of the SEC (or any succeeding governmental authority) shall govern as to whether the conditions prescribed in (b), (c), or (d) exist.



 DIVIDENDS AND DISTRIBUTIONS
 -------------------------------------------------------------------------------
   Unless the separate account elects otherwise, the fourth quarter dividend and capital gain distribution will be reinvested on the reinvestment date using the NAV per share of that date. The reinvestment date normally precedes the payment date by one day, although the exact timing is subject to change and can be as great as 10 days.



 TAX STATUS
 -------------------------------------------------------------------------------
   The fund intends to qualify as a "regulated investment company" under
   Subchapter M of the Code and also intends to diversify its assets in accordance with regulations under Code Section 817(h).

   In 1987, the Treasury Department indicated that it may issue regulations addressing the circumstances in which a policyholder's control of the investments of the insurance company separate account would result in the policyholder being treated as the owner of such assets. Although there is no present indication that such regulations will be issued, their adoption could alter the tax treatment of the policyholder, separate account, or insurance company.

   For tax purposes, the fund must declare dividends by December 31 of each year equal to at least 98% of ordinary income (as of December 31) and capital gains (as of October 31) in order to avoid a federal excise tax and distribute within 12 months 100% of ordinary income and capital gains as of December 31 to avoid a federal income tax. In certain circumstances, the fund may not be required to comply with the excise tax distribution requirements.
   It does not make any difference whether dividends and capital gain distributions are paid in cash or in additional shares.

   At the time a shareholder acquires fund shares, the fund's net asset value may reflect undistributed income, capital gains or net unrealized appreciation of securities held by the fund which may be subsequently distributed as either dividends or capital gain distributions.


   If, in any taxable year, the fund should not qualify as a regulated investment company under the Code: (1) the fund would be taxed at normal corporate rates on the entire amount of its taxable income, if any, without deduction for dividends or other distributions to shareholders; (2) the fund's distributions to the extent made out of the fund's current or accumulated earnings and profits would be treated as ordinary dividends by shareholders (regardless of whether they would otherwise have been considered capital gain dividends) and the fund may qualify for the 70% deduction for dividends received by corporations, and (3) the separate accounts investing in the fund may fail to satisfy the requirements of Code Section 817(h) which in turn could adversely affect the tax status of life insurance and annuity contracts with premiums invested in the affected separate accounts.


                                       23



 INVESTMENT PERFORMANCE
 -------------------------------------------------------------------------------

                            Total Return Performance

   The fund's calculation of total return performance includes the reinvestment of all capital gain distributions and income dividends for the period or periods indicated, without regard to tax consequences to a shareholder in the fund. Total return is calculated as the percentage change between the beginning value of a static account in the fund and the ending value of that account measured by the then current net asset value, including all shares acquired through reinvestment of income and capital gain dividends. The results shown are historical and should not be considered indicative of the future performance of the fund. Each average annual compound rate of return is derived from the cumulative performance of the fund over the time period specified. The annual compound rate of return for the fund over any other period of time will vary from the average.


                         Outside Sources of Information


   From time to time, in reports and promotional literature: (1) the fund's total return performance, ranking, or any other measure of the fund's performance may be compared to any one or combination of the following: (a) a broad-based index; (b) other groups of mutual funds, including T. Rowe Price funds, tracked by independent research firm's ranking entities, or financial publications; (c) indices of securities comparable to those in which the fund invests; (2) the Consumer Price Index (or any other measure for inflation, government statistics, such as GNP may be used to illustrate investment attributes of the fund or the general economic, business, investment, or financial environment in which the fund operates; (3) various financial, economic, and market statistics developed by brokers, dealers, and other persons may be used to illustrate aspects of the fund's performance; (4) the effect of tax-deferred compounding on the fund's investment returns, or on returns in general in both qualified and nonqualified retirement plans or any other tax advantage product, may be illustrated by graphs, charts, etc.; and
   (5) the sectors or industries in which the fund invests may be compared to relevant indices or surveys in order to evaluate the fund's historical performance or current or potential value with respect to the particular industry or sector.


                               Other Publications

   From time to time, in newsletters and other publications issued by Investment
   Services, T. Rowe Price mutual fund portfolio managers may discuss economic, financial, and political developments in the U.S. and abroad and how these conditions have affected or may affect securities prices or the fund;
   individual securities within the fund's portfolio; and their philosophy regarding the selection of individual stocks, including why specific stocks have been added, removed, or excluded from the fund's portfolio.


                           Other Features and Benefits

   The fund is a member of the T. Rowe Price family of funds and may help investors achieve various long-term investment goals, which include, but are not limited to, investing money for retirement, saving for a down payment on a home, or paying college costs. To explain how the fund could be used to assist investors in planning for these goals and to illustrate basic principles of investing, various worksheets and guides prepared by T. Rowe
   Price and/or Investment Services may be made available.


                             Redemptions in Kind

   The fund has filed a notice of election under Rule 18f-1 of the 1940 Act.
   This permits the fund to effect redemptions in kind and in cash as set forth in its prospectus.

   In the unlikely event a shareholder were to receive an in kind redemption of portfolio securities of the fund, it would be the responsibility of the shareholder to dispose of the securities. The shareholder would be at risk that the value of the securities would decline prior to their sale, that it would be difficult to sell the securities and that brokerage fees could be incurred.


                                       24



                     Issuance of Fund Shares for Securities

   Transactions involving issuance of fund shares for securities or assets other than cash will be limited to (1) bona fide reorganizations; (2) statutory mergers; or (3) other acquisitions of portfolio securities that: (a) meet the investment objective and policies of the fund; (b) are acquired for investment and not for resale except in accordance with applicable law; (c) have a value that is readily ascertainable via listing on or trading in a recognized United States or international exchange or market; and (d) are not illiquid.



 CAPITAL STOCK
 -------------------------------------------------------------------------------
   The Charter of the Corporation authorizes its Board of Directors to classify and reclassify any and all shares which are then unissued, including unissued shares of capital stock into any number of classes or series, each class or series consisting of such number of shares and having such designations, such powers, preferences, rights, qualifications, limitations, and restrictions, as shall be determined by the Board subject to the 1940 Act and other applicable law. Currently, the Corporation consists of the following seven series and the years in which they were established: Equity Income Portfolio,
   Personal Strategy Balanced Portfolio, New America Growth Portfolio, 1994;
   Mid-Cap Growth Portfolio, 1996; and Blue Chip Growth Portfolio, Equity Index
   500 Portfolio, Health Sciences Portfolio, 2000. (The other funds are described in separate Statements of Additional Information.) Each series represents a separate class of the Corporation's shares and has different objectives and investment policies. The shares of any such additional classes or series might therefore differ from the shares of the present class and series of capital stock and from each other as to preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption, subject to applicable law, and might thus be superior or inferior to the capital stock or to other classes or series in various characteristics. The Corporation's Board of
   Directors may increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the funds have authorized to issue without shareholder approval.

   Except to the extent that the Corporation's Board of Directors might provide by resolution that holders of shares of a particular class are entitled to vote as a class on specified matters presented for a vote of the holders of all shares entitled to vote on such matters, there would be no right of class vote unless and to the extent that such a right might be construed to exist under Maryland law. The Charter contains no provision entitling the holders of the present class of capital stock to a vote as a class on any matter.
   Accordingly, the preferences, rights, and other characteristics attaching to any class of shares, including the present class of capital stock, might be altered or eliminated, or the class might be combined with another class or classes, by action approved by the vote of the holders of a majority of all the shares of all classes entitled to be voted on the proposal, without any additional right to vote as a class by the holders of the capital stock or of another affected class or classes.

   The various insurance companies own the outstanding shares of the fund in their separate accounts. These separate accounts are registered as investment companies under the 1940 Act or are excluded from registration. Each insurance company, as the Shareholder, is entitled to one vote for each full share held (and fractional votes for fractional shares held). Under the current laws, the insurance companies must vote the shares held in registered separate accounts in accordance with voting instructions received from variable contract holders or participants. Fund shares for which contract holders or participants are entitled to give voting instructions, but as to which no voting instructions are received, and shares owned by the insurance companies or affiliated companies in the separate accounts, will be voted in proportion to the shares for which voting instructions have been received.

   There will normally be no meeting of shareholders for the purpose of electing directors unless and until such time as less than a majority of the directors holding office have been elected by shareholders, at which time the directors then in office will call a shareholders' meeting for the election of directors. Except as set forth above, the directors shall continue to hold office and may appoint successor directors. Voting rights are not cumulative, so that the holders of more than 50% of the shares voting in the election of directors can, if they choose to do so, elect all the directors of the fund, in which event the holders of the remaining shares will be


                                       25



   unable to elect any person as a director. As set forth in the By-Laws of the Corporation, a special meeting of shareholders of the Corporation shall be called by the Secretary of the Corporation on the written request of shareholders entitled to cast at least 10% of all the votes of the Corporation entitled to be cast at such meeting. Shareholders requesting such a meeting must pay to the Corporation the reasonably estimated costs of preparing and mailing the notice of the meeting. The Corporation, however, will otherwise assist the shareholders seeking to hold the special meeting in communicating to the other shareholders of the Corporation to the extent required by Section 16(c) of the 1940 Act.



 FEDERAL REGISTRATION OF SHARES
 -------------------------------------------------------------------------------
   The fund's shares are registered for sale under the 1933 Act. Registration of the fund's shares is not required under any state law, but the fund is required to make certain filings with and pay fees to the states in order to sell its shares in the states.



 LEGAL COUNSEL
 -------------------------------------------------------------------------------
   Swidler Berlin Shereff Friedman, LLP, whose address is The Chrysler Building,
   405 Lexington Avenue, New York, New York 10174, is legal counsel to the fund.



 INDEPENDENT ACCOUNTANTS
 -------------------------------------------------------------------------------
   PricewaterhouseCoopers LLP, 250 West Pratt Street, 21st Floor, Baltimore,
   Maryland 21201, are the independent accountants to the fund.


                                       26

